Exhibit 10.4

BIOMARIN PHARMACEUTICAL INC.

2017 Equity Incentive Plan

(the “Plan”)

Agreement Regarding Performance Stock Awards

in the Form of Restricted Stock Units

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement Regarding Performance Stock Awards in the Form of Restricted Stock Units (this “Agreement”).

I.	NOTICE OF RESTRICTED STOCK UNITS

You have been granted Restricted Stock Units (“RSUs”) related to the shares of Common Stock of the Company (“Shares”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Grantee Name (“you”):
Grant Date:
Base Number of RSUs Granted:
Maximum Number of RSUs Granted:

By executing this Agreement, you agree to be bound by all of the provisions of the Plan applicable to an award of restricted stock units and performance stock awards made pursuant to the Plan, the provisions of which are hereby made a part of this Award and incorporated herein by reference, and all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Award and those of the Plan, the provisions of the Plan shall control. You may request a copy of the Plan by contacting our General Counsel at (415) 506-6307 or BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, CA 94949, Attention: General Counsel.

You should carefully review the Plan and this Agreement before accepting this Award.

Earned RSUs; Strategic Goal Multiplier

The number of Shares you will be entitled to receive under this Award (the “Earned RSUs”) shall be determined as of [date] (the “Measurement Date”) and shall be equal to the Base Number of Units Granted multiplied by the Strategic Goal Multiplier. Notwithstanding the foregoing, in order for RSUs to be considered Earned RSUs, the Compensation Committee must have certified the Performance Measure (as defined below) and any resulting number of Earned RSUs (the “Certification Date”).

The “Strategic Goal Multiplier” shall be calculated based on [performance measure] (the “Performance Measure”), as follows:

[criteria/schedule]

Vesting Schedule:

Subject to accelerated vesting as set forth in the Plan, the Earned RSUs, if any, shall vest, conditioned on your Continuous Service to the Company, on each Vesting Date (as defined below) according to the following schedule:

[vesting schedule] (or, if the Compensation Committee has not certified the Performance Measure and Earned RSUs as of an [anniversary] date, the date on which such certification occurs) (each such date, a “Vesting Date”)

Upon vesting, you will receive one Share for each vested RSU, subject to adjustment as provided in the Plan.

Notwithstanding the foregoing, if you attain Retirement Eligibility Status following the Measurement Date, then the Continuous Service requirement set forth above shall be deemed to have been met upon such attainment, and the RSUs shall continue to vest (based on their terms, including the vesting schedule above and any additional vesting provisions that may be contained in other plans of the Company and/or agreements between you and the Company) as if you had remained in Continuous Service to the Company, whether or not you remain in Continuous Service to the Company; provided, however, that such vesting shall cease if your Continuous Service is terminated for Cause. For purposes hereof, “Retirement Eligibility Status” shall mean that you (a) have the Company title of President, Worldwide Research and Development, Executive Vice President or Senior Vice President; (b) are age 64 or older; and (c) have been in Continuous Service to the Company for five or more years.

Notwithstanding the foregoing, if there is a Change in Control prior to the Certification Date, then immediately prior to the Change in Control, you shall be entitled to receive a number of Shares equal to the Base Number of Units Granted (which shall be fully vested by virtue of the Change in Control). If there is a Change in Control on or after the Certification Date, then immediately prior to the Change in Control, you shall be entitled to receive any then unvested Earned RSUs, if any (which shall be fully vested by virtue of the Change in Control).

You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution except as provided in the Plan; provided, however, that this sentence shall not apply with respect to any Shares that are delivered to you in connection with your Award after such Shares have been delivered to you.

II.	MODIFICATIONS

This Agreement may be modified or amended at any time in accordance with the Plan; provided that you must consent in writing to any modification that adversely or materially affects your rights or obligations under this Agreement (with such an effect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).

III.	NOT A CONTRACT FOR EMPLOYMENT

By executing this Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an Award, such as the one granted to you by this Agreement, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

IV.	TAX IMPLICATIONS

Upon the vesting of your RSUs, the applicable employment tax and withholding requirements (if any) will be satisfied on a “net settlement” basis, meaning that the number of Shares that you receive due to vesting will represent the difference between the total number of Shares in which you vest and a number of Shares having a fair market value sufficient to pay the minimum required statutory withholding due for such taxes.

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By your electronic acceptance, along with the electronic acceptance of the representative of the Company, you and the Company agree that the Award is granted under, and governed by the terms and conditions of, this Agreement and the Plan, and you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement.

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